EXHIBIT 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation	Name Under Which the Subsidiaries do Business

Universal Gold Holdings (Cayman) Limited	Cayman Islands	Universal Gold Holdings (Cayman) Limited